                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          COMMONWEALTH INDUSTRIES, INC
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

COMMONWEALTH INDUSTRIES, INC.

500 West Jefferson Street
Citizens Plaza - 19th Floor
Louisville, Kentucky 40202-2823
502 589 8100
Facsimile: 502 589 8158/59



[LOGO]




Dear Stockholder:

         You are cordially invited to the Annual Meeting of Stockholders of Commonwealth Industries, Inc. to be held at The Hyatt Regency Louisville, 320 West Jefferson Street, Louisville, Kentucky, on Friday, April 28, 2000, commencing at 10:00 A.M. Eastern Time. Your Board of Directors and management look forward to greeting those of you who are able to attend in person.

         At the Meeting, you will be asked to elect two directors to serve until the Annual Meeting of Stockholders in 2003. You are also being asked to approve the appointment of PricewaterhouseCoopers LLP as the Company's independent auditors for 2000. Information concerning those matters, as well as other important information, is contained in the accompanying proxy statement, which you are urged to read carefully.

         Whether or not you plan to attend in person and regardless of the number of shares you own, it is important that your shares be represented and voted at the Meeting. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience. Your shares will then be represented at the Meeting, and the Company will be able to avoid the expense of further solicitation.

         On behalf of the Board of Directors, thank you for your cooperation and continued support.

                                        Sincerely,


                                        /s/ Mark V. Kaminski
                                        ----------------------------------------
                                        Mark V. Kaminski
                                        President and
                                        Chief Executive Officer

                          COMMONWEALTH INDUSTRIES, INC.
                           Citizens Plaza - 19th Floor
                            500 West Jefferson Street
                         Louisville, Kentucky 40202-2823

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         The 2000 Annual Meeting of Stockholders of Commonwealth Industries, Inc. (the "Company") will be held at The Hyatt Regency Louisville, 320 West Jefferson Street, Louisville, Kentucky, at 10:00 a.m. Eastern Time on Friday, April 28, 2000, to consider and take action with respect to the following matters:

         (1)      The election of two directors;

         (2) Approval of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for 2000; and

         (3) Such other business as may properly be brought before the Meeting or any adjournment thereof;

all as set forth in the Proxy Statement accompanying this Notice.

         The close of business on March 10, 2000 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

         Stockholders who do not expect to attend the Meeting are requested to sign and return the enclosed proxy card in the enclosed postage-paid return envelope.

                                    By order of the Board of Directors,



                                    /s/ Donald L. Marsh, Jr.
                                    --------------------------------------------
                                    Donald L. Marsh, Jr.
                                    Executive Vice President,
                                    Chief Financial Officer and
                                    Secretary

March 24, 2000

                          COMMONWEALTH INDUSTRIES, INC.

                                 PROXY STATEMENT

         This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors of Commonwealth Industries, Inc., a Delaware corporation (the "Company"), to be used at the Annual Meeting of Stockholders (the "Meeting") to be held in Louisville, Kentucky, on April 28, 2000.

         If the accompanying form of proxy is properly completed and returned, the shares to which it relates will be voted at the Meeting. If you give instructions, the shares will be voted in accordance with your instructions. If you give no instructions, your shares will be voted for the election of the nominees for director set forth in this Proxy Statement, for approval of the selection of auditors made by the Board of Directors upon recommendation of its Audit Committee, and as to any other business that may properly be brought before the Meeting or any adjournment thereof, in the discretion of the proxy holders. You may revoke your proxy by attending the Meeting and voting in person or by filing a written notice or a later-dated proxy with the Secretary of the Company.

         This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about March 24, 2000 in connection with this solicitation.

         On the record date for the Meeting there were 16,611,835 shares of Common Stock of the Company outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the outstanding shares will constitute a quorum. A plurality of votes of the shares of Common Stock represented at the Meeting is required for the election of a director. The affirmative vote of a majority of the shares of Common Stock represented at the Meeting is required for all other matters. Abstentions will be treated as equivalent to negative votes, while proxies returned by brokers as non-votes will not be counted as voting.

                              ELECTION OF DIRECTORS

         There are six directors currently in office. The Board is divided into three classes, and the members of each class hold office for a term of three years. The term of one class expires each year.

         At the Meeting, two directors are to be elected. The terms of Catherine
G. Burke and Victor Torasso expire at the Meeting, and Mr. Torasso has elected to retire from the Board. The Nominating Committee of the Board of Directors has nominated Dr. Burke and Larry E. Kittelberger for election in the class whose term expires in 2003. Each has agreed to serve if elected. If either should unexpectedly become unable or unwilling to serve, the proxy holders may vote for such other person as the Nominating Committee may recommend in his or her place.

         Information concerning Dr. Burke, Mr. Kittelberger and each of the continuing directors of the Company is set forth below.

         Mark V. Kaminski. Expiration of term 2002. Director since 1991. Age 44. President and Chief Executive Officer of the Company. Mr. Kaminski joined the Company in 1987 as Marketing Manager. In 1989 he was promoted to Vice President of Operations, and in 1991 he became President and Chief Executive Officer. Mr. Kaminski is a director of the Indiana University Athletics Board and the Southeast Center for Aluminum Technology (Secat, Inc.).

         Paul E. Lego. Expiration of term 2001. Director since 1995. Age 69. Chairman of the Board of the Company. From 1990 until his retirement in 1993, Mr. Lego was Chairman of the Board of Directors and Chief Executive Officer of Westinghouse Electric Corporation. He is a director of USX Corp., Lincoln Electric Company, Orlimar Golf Company and Dominion Resources, Inc. Mr. Lego is a trustee of the University of Pittsburgh and a member of the Business Council.

         Catherine G. Burke. Expiration of term, if elected, 2003. Director since 1995. Age 60. Dr. Burke has been a member of the faculty of the School of Policy, Planning and Development at the University of Southern California since 1973. She has been a panelist and consultant to the Office of Technology Assessment of the U.S. Congress and a member of the Los Angeles County Economy and Efficiency Commission. Dr. Burke has provided management consultation to public and private sector organizations in the United States, Canada, Australia, England and Denmark.

         C. Frederick Fetterolf. Expiration of term 2002. Director since 1997. Age 71. Mr. Fetterolf was President and Chief Operating Officer of Aluminum Company of America (Alcoa) from 1985 to 1991, and served as President of Alcoa from 1983 to 1985. He is a director of Allegheny Technologies, Inc., Union Carbide Corporation, Praxair, Inc., Dentsply International and Teledyne Technologies.

         Larry E. Kittelberger. Expiration of term, if elected, 2003. Nominee for director. Age 51. Mr. Kittelberger has been the Senior Vice President and Chief Information Officer of Lucent Technologies since December 1999. From 1995 to 1999, Mr. Kittelberger served as Senior Vice President and Chief Information Officer of Allied Signal, Inc., and from 1970 to 1995 held a number of positions with Tenneco, Inc. He serves on the Advisory Boards of AT&T Corp., Hewlett Packard Company, International Business Machines Corporation, Microsoft Corporation and Sun Microsystems, Inc. Mr. Kittelberger also serves on the CIO Advisory Board of the Commonwealth of Virginia and the Advisory Board for the School of Information Sciences and Technology at Pennsylvania State University.

         John E. Merow. Expiration of term 2001. Director since 1995. Age 70. Mr. Merow was a partner in the law firm of Sullivan & Cromwell from 1965 through 1996 and Chairman and Senior Partner during the period 1987-1994. Mr. Merow is a director of each of the investment companies (20) in the Seligman Group of Investment Companies. He also is a director and treasurer of the Foreign Policy Association, an executive committee member and secretary of the United States Council for International Business, Chairman of New York-Presbyterian Healthcare Network, Inc., a trustee of New York-Presbyterian Hospital and Vice-Chairman of the United States-New Zealand Council.

BOARD AND COMMITTEE MEETINGS

         The standing committees of the Board of Directors are an Audit Committee, the members of which are Mr. Fetterolf (Chairman), Dr. Burke, Mr. Lego and Mr. Torasso; a Management Development and Compensation Committee, the members of which are Dr. Burke (Chairman), Mr. Fetterolf, Mr. Lego and Mr. Torasso; and a Nominating Committee, the members of which are Mr. Merow (Chairman), Dr. Burke, Mr. Fetterolf, Mr. Lego and Mr. Torasso.

         The Audit Committee, which met five times during 1999:

         *        recommends the engagement of independent auditors;

         * reviews with the independent auditors the plans for and results of the audit engagement;

         * approves professional services rendered by the independent auditors;

         *        reviews the independence of the independent auditors;

         * reviews the adequacy of the internal controls of the Company and its subsidiaries, including systems for monitoring risk, financial control and compliance with law;

         * monitors potential conflicts of interest of directors and management;

         *        oversees the process of disclosure and communications; and

         * performs such other duties as may be assigned from time to time by the Board.

         The Nominating Committee, which met four times during 1999:

         * recommends to the Board or stockholders candidates for election as directors;

         * recommends to the Board candidates for appointment as members of Board committees;

         *        recommends to the Board the compensation of the directors;

         * monitors the governance practices of the Company and makes recommendations to the Board for changes when appropriate; and

         * performs such other duties as may be assigned from time to time by the Board.

         The Nominating Committee will consider recommendations of candidates for election as directors made by stockholders. Such stockholder recommendations should be made in writing, addressed to the Nominating Committee, attention of the Secretary of the Company.

         The Management Development and Compensation Committee, which met five times during 1999:

         * provides oversight of the management development and compensation and human resources policies of the Company;

         * reviews and determines or recommends to the Board the compensation and other benefits of executive officers;

         *        determines or administers the Company's stock incentive plans;
                  and

         * performs such other duties as may be assigned from time to time by the Board.

         During 1999, there were 13 meetings of the Board of Directors of the Company. Each director of the Company attended over 90% of the meetings of the Board and Board committees of which that director was a member during 1999.

COMPENSATION AND OTHER TRANSACTIONS WITH DIRECTORS; MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Directors who are not employees of the Company are paid an annual retainer of $10,000 ($30,000 for the Chairman of the Board) and an attendance fee of $1,000 for each day on which a meeting of the Board or of a Board committee occurs, plus expenses. In addition, each director of the Company who is not an employee of the Company is automatically granted shares of Common Stock having a fair market value of $15,000 on the date of grant (1,000 shares of Common Stock in 1999) and a nonqualified 10-year option to purchase 5,000 shares of Common Stock (2,500 shares of Common Stock in 1999) on the date the director becomes a non-employee director and on each succeeding January 1. The option price is the mean between the highest and lowest sales price of the Common Stock on the date of grant.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers and persons who beneficially own more than 10% of its Common Stock ("reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and furnish a copy thereof to the Company. Based solely upon a review of the copies of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all of the reporting persons complied with all filing requirements applicable to them with respect to 1999.

                  APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors, upon recommendation of the Audit Committee, has selected PricewaterhouseCoopers LLP as independent auditors to audit the financial statements of the Company for 2000 and to perform other appropriate accounting services. The Board of Directors is submitting the selection to the stockholders for approval. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Meeting to respond to appropriate questions and to make a statement if they desire to do so.

           The Board of Directors recommends a vote FOR this proposal.



                                 OTHER BUSINESS

         The Company has no knowledge of any business other than that described above that will be presented at the Meeting. If any other business should properly be brought before the Meeting, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their judgment on such matters.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth, as of March 10, 2000, the number of shares of Common Stock of the Company beneficially owned by each director, each executive officer named in the Summary Compensation Table appearing on page 9 and all directors and executive officers as a group, and the percentage of the Common Stock such ownership represented on that date. Each person has sole investment and voting power with respect to the shares set forth below unless otherwise noted.

Name of                               Number of Shares             Percent
Beneficial Owner                          Owned(a)                of Class
----------------                          -----                   --------
Catherine G. Burke                         15,667                     *

C. Frederick Fetterolf                     13,667                     *

Mark V. Kaminski                          268,784                   1.62%

Larry E. Kittelberger                        0                        *

Paul E. Lego                               17,667                     *

John E. Merow                              27,667                     *

Victor Torasso                             11,667                     *

Donald L. Marsh, Jr.                      182,924                   1.10%

Roderick Macdonald (b)                     1,380                      *

William G. Toler                           81,735                     *

Gregory P. Givan                           35,772                     *

Katherine R. Gould                         20,603                     *

All directors and executive               840,493                   5.06%
officers as a group (15 persons)

*        Less than 1%

(a) Includes the following shares of Common Stock which the individual(s) had the right to acquire within 60 days of March 10, 2000 through the exercise of options: Dr. Burke - 6,500 shares; Mr. Fetterolf - 4,500 shares; Mr. Kaminski - 100,000 shares; Mr. Lego - 12,500 shares; Mr. Merow 6,500 shares; Mr. Torasso - 6,500 shares; and all directors and executive officers as a group - 167,500 shares. Also includes shares held in the Company's Performance Sharing Plan for Salaried Employees for the accounts of individuals as follows: Mr. Kaminski - 1,282 shares; Mr. Marsh -2,478 shares; Mr. Toler - 5,116 shares; Mr. Givan - 772 shares; Ms. Gould - 603 shares; and all directors and executive officers as a group - 16,418 shares.

(b) Mr. Macdonald resigned his position with the Company effective November 3, 1999.

OWNERSHIP BY OTHERS

         The following table sets forth information with respect to each person believed by the Company to be the beneficial owner of more than 5% of the Company's Common Stock on the dates noted.

                                                               Number of          Percent
Name and Address of Beneficial Owner                          Shares Owned        of Class
------------------------------------                          ------------        --------
John R. Simplot                                               2,365,700(a)          14.2%
Self Declaration of Revocable Trust
999 Main Street
Boise, ID 83702

Merrill Lynch Asset Management Group                          1,539,000(b)           9.3%
World Financial Center, North Tower
250 Vesey Street
New York, NY 10281

Heartland Advisors, Inc.                                      1,500,950(c)           9.0%
790 North Milwaukee Street
Milwaukee, WI 53202

Franklin Resources, Inc.                                      1,338,500(d)           8.1%
777 Mariners Island Blvd.
San Mateo, CA 94404

Dimensional Fund Advisors                                     1,328,800(e)           8.0%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401-1005

Brinson Partners, Inc.                                         936,800(f)            5.6%
209 South LaSalle Street
Chicago, IL 60604-1295

--------------------------------------------------------------------------------


(a) Based solely on a Schedule 13D filed on December 29, 1999 with the SEC by John R. Simplot, Trustee. Simplot reported sole power to vote and dispose of all of the above noted shares of Common Stock.

(b) Based solely on a Schedule 13G filed on February 7, 2000 with the SEC. Merrill Lynch & Co., Inc. reported shared power to vote and dispose of all of the above noted shares of Common Stock.

(c) Based solely on a Schedule 13G dated January 18, 2000 filed with the SEC by Heartland Advisors, Inc. The Schedule 13G reports that Heartland Advisors, Inc. has (1) sole power to dispose of all of the 1,500,950 shares; and (2) sole power to vote 729,100 shares.

(d) Based solely on a Schedule 13G dated January 19, 2000 filed with the SEC by Franklin Resources, Inc., Franklin Advisory Services, LLC, Charles B. Johnson and Rupert H. Johnson, Jr. The Schedule 13G reports that: (1) the shares are beneficially owned by investment companies or other managed accounts which are advised by investment advisory subsidiaries of Franklin Resources, Inc.; (2) advisory contracts grant to such advisory subsidiaries all voting and investment power over the shares; (3) Charles B. Johnson and Rupert H. Johnson, Jr. are principal stockholders of Franklin Resources, Inc.; and (4) Franklin Advisory Services, LLC has sole power to vote 1,224,000 shares and sole power to dispose of 1,338,500 shares.

(e) Based solely on a Schedule 13G filed on February 3, 2000 with the SEC. Dimensional reported shared power to vote and dispose of all of the above noted shares of Common Stock.

(f) Based solely on a Schedule 13G filed on February 10, 2000 with the SEC. The 13G further reports that Brinson Partners, Inc. has shared power to dispose and shared power to vote of all of the above noted shares of Common Stock.

                             EXECUTIVE COMPENSATION

         The following table sets forth for the years 1997, 1998 and 1999 the annual and long-term compensation paid or accrued for those years by the Company to the chief executive officer, the four most highly compensated executives of the Company who were serving as executive officers on December 31, 1999, other than the chief executive officer, and Mr. Roderick Macdonald, who resigned his position with the Company effective November 3, 1999 (the "named officers").

                           SUMMARY COMPENSATION TABLE


                                    Annual Compensation         Long Term Compensation Awards
                              ------------------------------   --------------------------------
                                                                            Number
                                                                           of Shares
Name and                                                       Restricted  Underlying
Principal                                                        Stock       Stock        LTIP        All Other
Position                      Year      Salary      Bonus(a)    Award(b)    Options     Payouts   Compensation(c)
--------                      ----      ------      --------    --------    -------     -------   ---------------
Mark V. Kaminski              1999     $620,004     $961,575       --       100,000     $     --     $ 39,525
President and Chief           1998     $575,000     $150,000       --        40,000     $     --     $  3,362
Executive Officer             1997     $500,000     $250,000       --        40,000     $106,658     $ 37,986

Donald L. Marsh, Jr.          1999     $325,008     $652,057       --        35,000     $     --     $ 20,475
Executive Vice                1998     $300,000     $100,000       --        10,000     $     --     $  5,000
President, Chief              1997     $250,000     $121,254       --        10,000     $     --     $ 11,718
Financial Officer and
Secretary

Roderick Macdonald            1999     $258,008     $     --       --            --     $     --     $378,193
Executive Vice President      1998     $210,000     $ 62,000       --            --     $     --     $ 60,894
and Chief Operating           1997     $190,008     $ 60,803       --            --     $ 30,231     $ 11,601
Officer
Alflex

William G. Toler              1999     $163,420     $223,000       --         5,000     $     --     $  4,903
Vice President Materials      1998     $143,837     $ 64,097       --         5,000     $     --     $  4,215
and Corporate Development     1997     $134,603     $ 45,410       --         5,000     $     --     $ 26,476

Gregory P. Givan              1999     $140,417     $142,666       --         5,000     $     --     $  4,212
Vice President and            1998     $125,629     $ 33,526       --         5,000     $     --     $  3,769
Treasurer                     1997     $ 62,101     $ 17,708       --            --     $     --     $  1,863

Katherine R. Gould            1999     $137,333     $ 94,585       --         5,000     $     --     $  4,120
Vice President                1998     $ 63,012     $ 18,326       --            --     $     --     $ 32,184
Organizational                1997     $     --     $     --       --            --     $     --     $     --
Development

(a) The amounts reported in this column represent (i) payments made in 2000, 1999 and 1998 with respect to 1999, 1998 and 1997 under the Company's incentive compensation and gainsharing plans, and (ii) performance-based Special Target Bonus (Annual Performance Award) payments made in 2000 with respect to 1999 under the Executive Stock Purchase Incentive
       Program: Mr. Kaminski -- $411,575; Mr. Marsh - $346,433; Mr. Macdonald - $0; Mr. Toler - $120,708; Mr. Givan - $76,198; and Ms. Gould - $43,542.

(b) No amounts of restricted stock were awarded during 1999, 1998 or 1997. Previous awards of restricted stock vest five years after the date of the award thereof. Holders of restricted stock are entitled to receive regular dividends. The named officers had non-vested restricted stock award balances outstanding on December 31, 1999 as follows: Mr. Kaminski
       - 40,000 shares ($520,000); Mr. Marsh - 12,500 shares ($162,500); and Mr.
       Toler - 12,500 shares ($162,500). These dollar values are based upon the closing price of the Company's Common Stock on the NASDAQ National Market on December 31, 1999 ($13.00 per share).

(c) The amounts reported in this column include matching contributions to the Company's 401(k) Plan; contributions made by the Company to its Deferred Compensation Plan; relocation expenses for Mr. Macdonald of $60,894 in 1998 and $11,601 in 1997; amounts paid to Mr. Macdonald in connection with the resignation of his employment effective November 3, 1999; relocation expenses for Mr. Toler of $22,438 in 1997; and relocation expenses for Ms. Gould of $30,294 in 1998.

EXECUTIVE STOCK PURCHASE INCENTIVE PROGRAM

         Executives designated by the Board's Management Development and Compensation Committee may be awarded rights to purchase shares of Company Common Stock at market value with funds borrowed from the Company. The loans bear interest at a rate established with reference to IRS guidelines for loans of such type, are full-recourse to the executive and are secured by the pledge of the shares purchased. Participants are eligible to earn special cash bonuses under the Company's 1999 Executive Incentive Plan approved by the stockholders in 1999 if corporate performance exceeds pre-established requirements, and those bonuses, if earned, will be applied toward repayment of the loans.

         During 1999, 15 executives purchased a total of 677,000 shares from the Company under the program at an average price of $15.53 per share, or an aggregate of $10,511,000, funded with loans from the Company. The loans bear interest at 5.96% per annum. The principal amount of each loan is payable in four equal annual installments beginning December 31, 2003, together with accrued interest to the payment dates. All amounts received as special cash bonuses, net of withholding taxes, or as dividends on or proceeds from the sale of pledged shares, are to be applied to prepay the loans. An executive may sell pledged shares, provided that prior to 2002 such sales are limited, except in the event of a termination of employment or a change in control of the Company, to a cumulative percentage of pledged shares of 33% in 2000 and 67% in 2001.

         Executives who purchased shares in the 1999 program may earn a special target bonus of up to 133% of the sum of the principal amount of their loans and interest through the installment payment dates. The special target bonus is comprised of annual and cumulative performance awards and a service award. Annual performance awards of up to 10.1% of the target special cash bonus may be earned for each of the four years beginning with 1999 based upon improvement over the prior year of the Company's return on capital employed. The cumulative performance award relates to the achievement in 2002 of a target return on capital employed, and may be a maximum of 34.6% of the special target bonus. The service award is 25% of the special target bonus and is based upon the executive's continued service through 2002, provided that the Company has positive cumulative net income before unusual, non-recurring events during the service period. If there is a change in control of the Company, the executives will be granted the full amount of the special target bonuses in the year in which the change in control occurs.

         The following table shows, for the named executive officers, the number of shares purchased, the principal and interest amount of loans made, and the performance-based special target cash bonuses established in 1999:

                                                                       Maximum
                                                                   Performance Based
         Name                        Shares          Loan(a)     Special Target Bonuses
         ----                        ------          -------     ----------------------
         Mark V. Kaminski            175,000        $2,801,600        $5,000,000
         Donald L. Marsh, Jr.        150,000        $2,401,371        $4,427,294
         Roderick Macdonald               --                --                --
         William G. Toler             50,000        $  797,985        $1,471,235
         Gregory P. Givan             35,000        $  526,120        $  970,373
         Katherine R. Gould           20,000        $  300,640        $  554,499

(a) The amounts reported in this column represent the loan balance (principal and interest) as of December 31, 1999.


STOCK INCENTIVE PLANS

         The tables below show, for the named officers, information regarding stock options granted during, or held at the end of, 1999 pursuant to the Company's Stock Incentive Plans.


                             OPTIONS GRANTED IN 1999

                             Number of     % of Total                             Potential Realizable
                             Securities    Options                                Value at Assumed
                             Underlying    Granted to    Exercise                 Annual Rates of Stock
                             Options       Employees in  Price       Expiration   Price Appreciation for
Name                         Granted(a)    Fiscal Year   Per Share   Date         Option Term(b)
----                         ----------    -----------   ---------   ----         --------------
                                                                                      5%          10%
                                                                                      --          ---
Mark V. Kaminski              100,000          29.2%       $8.81      1/1/09      $554,056    $ 1,404,087

Donald L. Marsh, Jr.           35,000          10.2%       $8.81      1/1/09      $193,920    $   491,430

Roderick Macdonald               ---           ---          ---          ---         ---          ---

William G. Toler                5,000           1.5%       $8.81      1/1/09      $ 27,703    $    70,204

Gregory P. Givan                5,000           1.5%       $8.81      1/1/09      $ 27,703    $    70,204

Katherine R. Gould              5,000           1.5%       $8.81      1/1/09      $ 27,703    $    70,204

(a) These options become exercisable three years from the date of grant. Upon resignation all options granted to Roderick Macdonald terminated for no value.

(b) The amounts represent hypothetical realizable values of stock options granted in 1999 at assumed rates of cumulative stock price appreciation over the 10 year life of the options. These assumed rates of appreciation are set by the proxy rules of the SEC and are not intended to forecast appreciation of the price of the Company's Common Stock. Actual gains, if any, realized upon the exercise of stock options will depend upon the price of the Company's Common Stock at the date of exercise.

                             YEAR-END OPTION VALUES

                                              Number of Securities                 Value of Unexercised
                                             Underlying Unexercised                In-the-Money Options
                                              Options at Year-End                       at Year-End

                                                  Exercisable/                         Exercisable/
    Name                                         Unexercisable                         Unexercisable
    ----                                         -------------                         -------------
    Mark V. Kaminski                             60,000/180,000                         $0/$419,000

    Donald L. Marsh, Jr.                         10,000/55,000                          $0/$146,500

    Roderick Macdonald                                0/0                                  $0/$0

    William G. Toler                              6,000/15,000                          $0/$20,950

    Gregory P. Givan                                0/15,000                            $0/$20,950

    Katherine R. Gould                              0/5,000                             $0/$20,950


DEFERRED COMPENSATION PLAN

         Key employees designated by the Management Development and Compensation Committee of the Board of Directors may elect to defer a portion of their compensation pursuant to the Company's non-qualified unfunded Deferred Compensation Plan. Deferred amounts are credited or debited with the equivalent of the investment experience of one or more investment vehicles identified pursuant to the plan and selected by the participant, and are paid out upon retirement or under specified other circumstances. The Company intends, but is not obligated, to credit the accounts of participants in the plan with amounts
(a) designed to make up for limitations contained in the Internal Revenue Code on benefit accruals under the Company's pension plan, and (b) based on the application of the Company's pension plan contribution rate applied to each participant's compensation in excess of that covered by the Company's pension plan. The actual amounts to be paid out will depend upon the amount of the deferral and the credits and debits to the employees account.

PENSION BENEFITS

         The Company maintains the Commonwealth Industries Pension Plan (the "Pension Plan"), which provides benefits for eligible employees. Through December 31, 1997 the Pension Plan was structured as a traditional defined benefit plan. Effective January 1, 1998, the present value of accrued benefits under the Pension Plan was converted to a cash balance formula.

         Under the cash balance formula, each participant has an account, for recordkeeping purposes only, to which credits are allocated each payroll period based upon a percentage (the "Applicable Percentage") of the participant's base salary plus bonus paid in such period ("Pensionable Earnings"). The Applicable Percentage is determined by the age of the participant as of the end of the current calendar year. The following table shows the Applicable Percentage used to determine credits at the age indicated.


                     AGE                             APPLICABLE PERCENTAGE

                39 and under                                 3.5%
                  40 to 49                                   4.5%
                  50 to 54                                   6.0%
                55 and older                                 8.0%

         As of December 31, 1999, the ages of Messrs. Kaminski, Marsh, Toler, Macdonald, Givan and Ms. Gould were 44, 53, 43, 51, 47 and 36, respectively.

         All balances in the accounts earn a fixed rate of interest which is credited annually. The interest rate for a particular year is the lesser of the prior year's average of the 3-year U.S. Treasury securities or the rate on 30-year U.S. Treasury securities on November 1. In 1999 the interest rate was 5.25%.

         At retirement or other termination of employment, an amount equal to the vested balance then credited to the account is payable to the participant in the form of an immediate or deferred lump sum or as an annuity.

         The table below sets forth the estimated annual benefit payable to each of the named officers as a single life annuity at age 65 under the Pension Plan. The projections contained in the table are based on the following assumptions:

                  * employment until age 65 at base salaries in effect at December 31, 1999 with no increase in salary;

                  * annual bonuses equal to the average bonus over each of the last five years (1995 through 1999) for which such named officer was employed to the extent the base salary plus annual bonus does not exceed the OBRA '93 annual compensation limit, as adjusted;

                  * interest credits at the actual rates for all years through 1999, and the minimum rate of 5.25% for 1999 and later years; and

                  * the conversion to a straight life annuity at normal retirement age based on an interest rate of 5.25% and the 1983 Group Annuity Mortality table, which sets forth generally accepted life expectancies.


                 EXECUTIVE OFFICER                        TOTAL ANNUAL BENEFITS
                 Mark V. Kaminski                                $60,106

                 Donald L. Marsh, Jr.                            $27,975

                 Roderick Macdonald                                N/A

                 William G. Toler                                $70,643

                 Gregory P. Givan                                $27,161

                 Katherine R. Gould                              $45,687

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

         The Company has entered into Severance Agreements with Messrs. Kaminski, Marsh and Toler and certain other officers of the Company. The purpose of the agreements is to secure the executives' continued service and dedication in the event of an actual or threatened Change in Control. The agreements provide severance pay and continuation of certain benefits if a Change in Control occurs and the executive's employment is terminated (a) in anticipation of or during the two-year period following the Change in Control (i) by the Company without cause or (ii) by the executive for good reason, or (b) by the executive for any reason during a 30-day window period commencing one year after the Change in Control.

         Generally, a Change in Control will be deemed to occur in the case of
(a) an acquisition by a person or group of 20% or more of the Company's Common Stock (with certain exceptions), (b) a change in the majority of the Board without the requisite approval of the incumbent Board, (c) a business combination unless Company stockholders receive 60% or more of the voting stock of the surviving Company, no person acquires more than 20% of such voting stock and the Company Board members remain a majority of the continuing Board, or (d) stockholder approval of a liquidation of the Company.

         Under the Severance Agreements, severance pay would equal three times the sum of (a) the executive's base pay and (b) the greatest of the executive's largest bonus during the prior three years or target bonus for the year of the Change in Control or year of termination and, if payment pursuant to the agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code for severance payments exceeding a certain amount, an additional tax reimbursement payment such that the executive receives a net amount equal to the amount the executive would have received if the excise tax did not apply. Medical and other insurance benefits would be continued for three years.

         Also, upon a change of control as defined in the Company's stock incentive plans, any stock options not then exercisable would become fully exercisable and any shares of restricted Common Stock not then vested would become fully vested.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Management Development and Compensation Committee of the Board of Directors (the "Committee") consists entirely of non-employee Directors. The Committee approves the policies under which compensation is paid or awarded to the Company's executive officers. The Committee from time to time considers the advice of independent outside consultants in determining the appropriateness of the level and composition of compensation.

         Compensation Philosophy. The Committee believes that compensation opportunities must compare favorably with those found in the larger society if the Company is to attract and retain executives with the capability to meet corporate business objectives. The Company rewards differentially based upon the complexity, scope and impact of the work required in a role and the work performance of the role incumbent. Individual recognition and rewards are linked to corporate objectives. The Committee believes that executive officers should have a significant portion of their compensation "at risk" and tied to the long-term performance of the Company's stock.

         Compensation Program. The Company's compensation program for executive officers consists of three key elements: Base salary, Annual Incentive Compensation, and Long-Term Incentive Compensation and Stock Ownership. The Committee believes that this best serves the interests of stockholders by ensuring that executive officers are compensated in a way that aligns their interests with that of stockholders. Thus, compensation for the Company's executive officers places a significant proportion of total remuneration "at risk". Stock options are a significant portion of the executive officers' long-term compensation, with a value directly related to the stock price appreciation realized by the Company's shareholders. The Committee encourages long-term ownership of the Company's Common Stock by its executive officers.

         The Committee's judgments concerning executive compensation payments and awards during 1999 were based upon the Committee's assessment of the Company's executive officers, the continuing demand for superior executive talent, the Company's overall performance, and the Company's future objectives and challenges.

         Base Salary. The purpose of the base salary is to provide compensation that is competitive with that offered by other companies with whom the Company competes for executive services. The Chief Executive Officer ("CEO") approves the salary structure for each executive officer role, taking into consideration the accountabilities and criticality of the role and information as to the salary structures of firms that compete with the Company for executive talent.

         The CEO reviews annually the base salaries paid to executive officers other than himself. Based on his assessment of the work performance of each role incumbent, the CEO recommends to the Committee the base salary of the Executive Vice President. The Committee establishes the base salary of the CEO.

         Annual Incentive Compensation. The purpose of the annual incentive program is to reinforce the Company's culture of meritocracy by providing at-risk compensation with differential awards based on individual and Company achievement.

         In 1999, the annual incentive compensation plan gave the CEO and each Executive Vice President the opportunity to earn an annual payment of up to 135% of his or her base salary (up to 105% of base salary based upon the financial performance of the Company's businesses and up to 30% of base salary based upon a subjective judgment of work performance). Actual awards were based upon the recommendations of the CEO to the Committee for the Executive Vice President and were determined by the Committee for the CEO.

         In 1999, the annual incentive compensation plan gave each Vice President the opportunity to earn an annual payment of up to 67.5% of his or her base salary (up to 52.5% of base salary based upon the financial performance of the Company's businesses and up to 15% of base salary based upon a subjective judgment of work performance). Actual awards were based upon the recommendation of the CEO to the Committee.

         Long-Term Incentive Compensation and Stock Ownership. The purpose of the long-term incentive program is to align the longer-term interests of executive officers with those of the stockholders. In 1999, long-term incentives were provided through stock option grants. In 1999 the Committee took further measures to increase the extent of executive stock ownership and the degree of risk and reward in the compensation program for selected corporate officers. This was done through adoption by stockholders of the 1999 Executive Incentive Plan and the implementation of the Executive Stock Purchase Incentive Program described on page 10.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The compensation for the Chief Executive Officer, Mr. Kaminski, reflects the same elements and the same factors as those described above. Seventy percent of the CEO's Annual Incentive Compensation in 1999 was based upon achieving the planned financial performance of the business. The remaining 30% was based on the following indicators of the overall performance of the Chief Executive: (1) the improvement in safety performance at all facilities;
(2) the commissioning of the Alflex eastern plant, which came in on time and within budget; (3) the performance of the Alflex eastern plant, which was below plan; (4) achieving improved plant performance at the Lewisport facility in terms of metal blending, on-time delivery, packing performance and productivity. The Committee also took into account the progress made in achieving the long-term corporate strategy and the development of the Company's human resources. Additionally, Mr. Kaminski was eligible for a performance based Special Target Bonus (Annual Performance Award) in accordance with the Executive Stock Purchase Incentive Program adopted by the Committee in 1999. Based on the Company's achieved performance, Mr. Kaminski received 81.5% of the eligible Annual Performance Award.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

         Section 162(m) of the Internal Revenue Code limits the tax deduction for individual compensation paid to the CEO and the four other most highly paid executives to $1,000,000 annually, subject to certain exceptions. The Committee has structured a component of executive compensation so that amounts paid will be deductible under Section 162(m). However, some of the executive compensation for 1999 exceeded the limitation for individual compensation and cannot be deducted. The Committee continues to review issues relating to this compensation deduction limitation.

                                                 Catherine C. Burke, Chairman
                                                 C. Frederick Fetterolf, Member
                                                 Paul E. Lego, Member
                                                 Victor Torasso, Member

                                PERFORMANCE GRAPH

         The following graph compares the Company's cumulative total stockholder return since the Common Stock became publicly traded on March 10, 1995 with that of the Standard & Poor's Small Cap 600 and a peer group index during the period March 10, 1995 through December 31, 1999. The graph assumes an initial investment of $100.00 and the reinvestment of dividends (where applicable).





                                    [GRAPH]


                                    3/95     12/95    12/96    12/97    12/98    12/99
                                    ----     -----    -----    -----    -----    -----
Commonwealth Industries, Inc.       $100     $112     $112     $107     $ 70     $ 99
S & P SmallCap 600                  $100     $124     $151     $189     $187     $210
Self-Determined Peer                $100     $103     $109     $133     $ 76     $ 88


The peer group selected by the Company consists of Birmingham Steel Corporation, Northwest Steel & Wire Company, Quanex Corporation, IMCO Recycling, Inc., Steel Dynamics, Inc. and Algoma Steel, Inc. This self-determined peer group has been modified from the 1998 peer group to replace Century Aluminum Corporation, Chaparral Steel, and Easco, Inc., for which no comparative information was available, with IMCO Recycling, Inc. and Steel Dynamics, Inc. Additionally, Algoma Steel, Inc. was substituted for Oregon Steel Mills as a more appropriate peer based on product type, sales and customer base.

                              STOCKHOLDER PROPOSALS
                           FOR THE 2001 ANNUAL MEETING

         Proposals of stockholders to be considered for inclusion in the Company's proxy statement and proxy for the 2001 Annual Meeting of Stockholders, which is expected to be scheduled on or about April 22, 2001, must be received by the Secretary of the Company at its principal executive office, Citizens Plaza - 19th Floor, 500 West Jefferson Street, Louisville, Kentucky 40202-2823, no later than November 19, 2000.

         Under the Company's By-Laws, notice must be received by the Company in advance of a stockholders' meeting to present any proposal to the meeting or to nominate a person for election as a director. Such notice must be delivered to the Secretary of the Company at its principal executive office not less than 60, nor more than 90, days prior to the date of the meeting; provided, that if the date of the meeting is first publicly announced or disclosed less than 70 days prior to the date of the meeting, the notice must be given not more than 10 days after the date is so announced or disclosed. A stockholder filing a notice of a proposal must include certain information, including the text of the proposal, the reasons therefor, and any interest the stockholder has in the proposal; any notice of nomination must include certain information about the nominee; and all such notices must include the name and address of the submitting stockholder and the number of shares held by the stockholder. Based upon these requirements and the expected date for the 2001 Annual Meeting of Stockholders, to be considered timely notice of such proposal must be received by the Company between January 22, 2001 and March 2, 2001. These By-Law requirements are separate from and in addition to the Securities and Exchange Commission requirements that a stockholder must fulfill to have a proposal included in the Company's proxy statement and proxy.

                             ADDITIONAL INFORMATION

         The Company will bear the cost of soliciting proxies. In addition to the use of the mails, directors, officers and regular employees of the Company may solicit proxies personally or by telephone. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their expenses in forwarding proxy materials to beneficial owners. The total amount of reimbursement of expenses is anticipated to be approximately $9,500.00 for the Meeting.


                                         /s/ Donald L. Marsh, Jr.
                                         ---------------------------------------
Dated:  March 24, 2000                   Donald L. Marsh, Jr.
                                         Executive Vice President,
                                         Chief Financial Officer and
                                         Secretary

PROXY
                         COMMONWEALTH INDUSTRIES, INC.

    The undersigned acknowledge(s) receipt of the Notice of Meeting and Proxy Statement for the Annual Meeting of Stockholders of Commonwealth Industries, Inc. to be held on April 28, 2000, and appoint(s) Paul E. Lego, Mark V. Kaminski and John E. Merow, and each of them, proxies, with power of substitution, to attend the Meeting, and any adjournments thereof, and vote all shares the undersigned is entitled to vote upon the matters indicated and on any other business that may properly come before this Meeting.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO INSTRUCTIONS ARE GIVEN, YOUR PROXIES WILL VOTE FOR THE NOMINEES LISTED IN ITEM 1, FOR APPROVAL OF ITEM 2, AND IN THE DISCRETION OF THE PROXY OR PROXIES ON ANY OTHER BUSINESS.

    1. ELECTION OF DIRECTORS

       [ ] FOR all director nominees listed below                   [ ] WITHHOLD AUTHORITY
        (except as marked to the contrary)                           to vote for all director nominees listed
                                                                     below

  Director Nominees: Catherine G. Burke and Larry E. Kittelberger (each for a three-year term)

 INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, WRITE THE NAME OF
                         THE NOMINEE ON THE LINE BELOW

--------------------------------------------------------------------------------

    2. Proposal to approve the selection of PricewaterhouseCoopers LLP as the Company's independent auditors for 2000

            [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

    3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN AND RETURN THIS CARD AS SOON AS POSSIBLE. MARK EACH VOTE WITH AN X IN THE BOX.

                                                 DATE:                    , 2000
                                                       -------------------

                                                 -------------------------------
                                                 SIGNATURE

                                                 -------------------------------
                                                 SIGNATURE (IF JOINTLY HELD)

                                                 [PLEASE SIGN EXACTLY AS YOUR
                                                 NAME(S) APPEAR(S) ON THIS
                                                 PROXY. ONLY ONE SIGNATURE IS
                                                 REQUIRED IN THE CASE OF A JOINT
                                                 ACCOUNT. WHEN SIGNING IN A
                                                 REPRESENTATIVE CAPACITY, PLEASE
                                                 GIVE TITLE.]

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS